UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2006
SunCom Wireless Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15325	23-2974475
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
1100 Cassatt Road
Berwyn, Pennsylvania
19312
(Address of Principal Executive Offices, Including Zip Code)
(610) 651-5900
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On May 2, 2006, SunCom Wireless Holdings, Inc. (“SunCom”) issued a press release announcing its financial results for the three months ended March 31, 2006. A copy of this press release is being furnished as an exhibit to this report.
     In the press release, SunCom reported several improvements in its operational performance. In particular, first quarter adjusted EBITDA increased $21 million from the fourth quarter of 2005; service revenues advanced 3.9%, reflecting the higher level of subscribers in the quarter offset by some reductions in ARPU; and churn was 2.5%, reflecting stabilization in the subscriber base.
     The press release contains disclosure of Adjusted EBITDA, average revenue per user (“ARPU”), cash costs per user (“CCPU”) and cost per gross addition (“CPGA”), each of which is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Schedule 1 to the press release contains disclosure regarding management’s uses for such non-GAAP financial measures. A tabular reconciliation of the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted EBITDA, ARPU, CCPU and CPGA also appear on Schedule 1.
     The information required to be furnished pursuant to Item 2.02 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if SunCom specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.
Item 8.01 Other Events.
     SunCom has participated in discussions with holders of senior notes and senior subordinated notes issued by SunCom’s indirect, wholly owned subsidiary SunCom Wireless, Inc. (“SunCom Wireless”) with respect to a possible restructuring of SunCom Wireless’s long-term debt obligations. No agreement regarding such a restructuring has been reached.
     In that context, certain noteholders questioned the November 2004 $189 million dividend (the “Dividend”) made by SunCom Wireless to SunCom Wireless Investment Co., LLC (“Investco”). After reviewing the totality of the facts and circumstances concerning the Dividend, SunCom has determined that facts exist that support the noteholders’ arguments that the Dividend was not properly paid. Accordingly, Investco will contribute the amount of the Dividend, plus an additional $5.4 million, to the capital of SunCom Wireless.
     This action will increase SunCom Wireless’s cash on hand to approximately $300 million. Combined with the improved operational performance the business experienced during the three-month period ended March 31, 2006, the enhanced liquidity strengthens SunCom Wireless’s ability to implement its business plan. This plan involves financing the growth and maintenance of SunCom Wireless’s network and the marketing and distribution of wireless communications products and services, as well as customer acquisition costs, funding of operations and other working capital costs and debt service related expenditures.
     Further, SunCom believes the contribution of the Dividend to the capital of SunCom Wireless addresses the primary issue raised in footnote 1(b) to the financial statements included in SunCom’s Annual Report for the year ended December 31, 2005, as filed on Form 10-K. That footnote discussed concerns regarding the liquidity and financial condition of SunCom Wireless.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

99.1	Press Release dated May 2, 2006, announcing financial results for the three months ended March 31, 2006 (furnished pursuant to Item 2.02 of Form 8-K).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOM WIRELESS HOLDINGS, INC.

Date: May 2, 2006	By: /s/ Eric Haskell

Eric Haskell
Interim Chief Financial Officer